Exhibit 3

Names and Addresses of the Underwriters

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, New York 10019

Citigroup Global Markets Inc.

388 Greenwich Street, 7th Floor

New York, New York 10013

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282